Exhibit 99

RAVEN INDUSTRIES, INC. NASDAQ: RAVN SIOUX FALLS, SD RAVENIND.COM

Raven Industries Reports Record Fiscal 2013 First-Quarter Results
Engineered Films and Applied Technology Drive Results
Sioux Falls, SD-May 18, 2012-Raven Industries, Inc. (NASDAQ: RAVN) today reported record sales and earnings for its fiscal 2013 first quarter ended April 30, 2012.
The sales and earnings trends Raven experienced in the 2012 fiscal year continued in the 2013 fiscal first quarter, with sales up 16 percent to $117.9 million, from $101.5 million in the prior-year period. First-quarter net income rose 21 percent to $19.0 million, or $1.04 per diluted share, versus fiscal 2012 first-quarter net income of $15.7 million, or $0.86 per diluted share. Growth was driven by the Engineered Films and Applied Technology Divisions, where double-digit sales gains were accompanied by even stronger increases in operating income.
“We are capitalizing on favorable market dynamics in agriculture and energy,” said Daniel A. Rykhus, president and chief executive officer. “This produced a strong start to the year with excellent top- and bottom-line performances in our Engineered Films and Applied Technology Divisions. A difficult federal spending environment affected Aerostar. However, the company as a whole posted impressive results, demonstrating the benefits of our diversification strategy.
“In each of our chosen markets, we're committed to helping our customers solve great challenges-hunger, safety, environmental protection and energy independence. Our ability to meet these challenges and aggressively expand and pursue new opportunities in our growth markets requires important capital investments. Despite significant investment spending in the first quarter, Raven still reported record performance.”
Engineered Films Builds Sales and Margins
Raven's Engineered Films Division posted first-quarter sales of $41.1 million, which was up 37 percent from $30.1 million in the fiscal 2012 first quarter. Operating income more than doubled to $9.2 million, from $4.1 million in the prior-year period. Both sales and earnings figures were at record levels.
Noted Rykhus, “Continued strength in the energy and agricultural markets, and deliveries of geomembrane films for environmental protection, fueled increased demand in the first quarter. Moreover, we further enhanced margins through a combination of several factors. We continued to sustain an attractive cost/price spread for raw materials. We also improved operating efficiencies and plant utilization, and reduced scrap. Finally, margins benefited from a more favorable product mix.
“New products continue to support our growth and we're actively investing in R&D to build a pipeline of

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Raven Industries Fiscal 2013 First-Quarter Results
May 18, 2012

growth opportunities. We are tracking at our expected pace for utilizing the extrusion capacity brought on-line in the fourth quarter last year.”
Ag Market Growth and Strong Execution Drive Applied Technology Results
For the first quarter, sales in the Applied Technology Division grew 29 percent to $50.5 million versus $39.1 million last year. Operating income increased 39 percent, to $20.9 million from $15.1 million. As in Engineered Films, both sales and earnings set records.
Said Rykhus, “We are in the midst of a strong domestic agricultural market, and our record performance and continued growth reflect that. Our expanded offerings in field computers, application controls, information management and, in particular, guided steering systems that enhance farm yields and reduce operating costs, helped generate increased sales. We're committed to further product development in fiscal 2013.
“International sales also continued to grow at a strong pace, delivering 27 percent of division revenues. Underlying our success outside of North America is the rapid adoption of guidance and steering systems. On the OEM front, we continue to make progress with our key partners, cultivating and deepening our existing relationships and developing new ones. We're starting to realize benefits, and as a result, our market position is improving.”
Order Timing, Volatility Impact Aerostar Growth
Aerostar's sales in the first quarter were down 29 percent to $10.8 million from $15.1 million in the previous year's first quarter. The company reported an operating loss of $1.2 million, versus income of $4.1 million a year earlier.
“The quarter-to-quarter variability for aerostat orders can lead to significant fluctuations in our Aerostar Division,” said Rykhus. “That, combined with a difficult spending environment at the federal level, drove the anticipated first-quarter decrease in sales and operating income. To manage the short-term responsibly, we're carefully monitoring discretionary spending, staffing levels and R&D. While the quarterly variability in aerostat orders can be expected going forward, our focus at Aerostar is to continue to strengthen the business foundation for the long term to accommodate our future growth plans.
“To that end we continued to make progress integrating Vista with Raven. We also began new pursuits with Vista that broaden our customer base to include more programs and government agencies. As we continue to collaborate, bringing the great talent of both organizations together, we believe the potential to sell into new markets, including those overseas, will be enhanced.”
Electronic Systems Realigned to Maximize Long-Term Growth
Electronic Systems' sales in the first quarter were $19.1 million, down slightly from $19.5 million in the year-ago first quarter. Operating income was $3.7 million, up 8 percent from the prior-year period.
As previously disclosed, Raven is realigning the assets and team members of its Electronic Systems Division, redeploying them into the company's Aerostar and Applied Technology Divisions. Aerostar will add contract electronics manufacturing services to its capabilities, and Applied Technology will continue initiatives related to proprietary product lines. The repositioning is expected to be completed in the company's second fiscal quarter.
Rykhus noted, “Electronic Systems has historically held a complementary position at Raven. The transition will better align our corporate structure with our mission and long-term growth strategies, and

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Raven Industries Fiscal 2013 First-Quarter Results
May 18, 2012

enhance our capacity to serve the needs of Electronic Systems Division's customers moving forward.”
Approximately 75 percent of Electronic Systems sales will go to Aerostar and the balance to Applied Technology. After the realignment, Raven Industries will continue with its core growth divisions: Applied Technology, Engineered Films and Aerostar.
Strong Cash Position Despite Increased Investments
At April 30, 2012, cash and investment balances were $43.5 million, up from $42.6 million a year ago. Increases in capital expenditures and the $12 million payment to acquire Vista Research, Inc., in the fourth quarter last year were offset by cash flows from operations. Accounts receivable increased to $58.6 million compared with $50.5 million at April 30, 2011. Inventories were $54.7 million, up from $45.5 million one year earlier. Average accounts receivable days outstanding remained consistent year-over-year while inventory turns declined slightly. First-quarter operating cash flows increased to $28.2 million from $11.0 million in the prior year.
Responsibly Managing the Short Term, Focused on Longer-term Opportunities
Concluded Rykhus, “We anticipate continued positive trends in Engineered Films and Applied Technology. Order variability will likely persist in Aerostar going forward-and we'll manage that responsibly. For the company overall, we believe that we can meet our long-term target of 10-15 percent earnings growth.
“With favorable market dynamics anticipated in agriculture and other key market segments, we are focused on leveraging our market position, technology and differentiated products to build sales and income. Moreover, we're continuing to invest for the long term, expanding both our base of fixed assets and portfolio of product lines.
“The drive to solve great challenges guides our vision today. Customer needs are always evolving and Raven has the willingness to embrace change, flexibility to shift our operational focus and innovative drive to meet market demand.”
Conference Call Information
Raven will host a conference call today, Friday, May 18, 2012, at 9:00 a.m. Central Time to discuss first-quarter performance. Analysts and investors are invited to join the conference call by dialing:
1-866-393-0676. Alternatively, the live call can be accessed through the Investor Relations section of the company's website at http://investors.ravenind.com/. Please log on to the website at least 15 minutes early to register on the Events & Presentations page, and download and install any necessary audio software.
A replay of the conference call will be available two hours after the call ends through 11:59 p.m. CT on Friday, May 25, 2012. To access the replay, dial 1-855-859-2056 and enter conference ID: 78751693. A replay also will remain available on the company's website for 90 days following the call.
About Raven Industries, Inc.
Since 1956, Raven Industries has designed and manufactured high-quality, high-value technical products. Raven is publicly traded on NASDAQ (RAVN) and has earned an international reputation for innovation, product quality, high performance and unmatched service. With strengths in engineering, manufacturing, and technological innovation, Raven serves the precision agriculture, high performance specialty films, aerospace, and electronic manufacturing services markets. Visit www.RavenInd.com for more information.
Forward-Looking Statements

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Raven Industries Fiscal 2013 First-Quarter Results
May 18, 2012

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words “anticipates,” “believes,” “expects,” “intends,” “may,” “plans,” and similar expressions are intended to identify forward-looking statements. The company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although management believes that the expectations reflected in forward-looking statements are based on reasonable assumptions, there is no assurance these assumptions are correct or that these expectations will be achieved. Assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions and commodity prices, which could affect sales and profitability in some of the company's primary markets, such as agriculture, construction and oil and gas drilling; or changes in competition, raw material availability, technology or relationships with the company's largest customers-any of which could adversely affect any of the company's product lines-as well as other risks described in the company's 10-K under Item 1A. This list is not exhaustive, and the company does not have an obligation to revise any forward-looking statements to reflect events or circumstances after the date these statements are made.
Contact Information
At the Company:                        At Padilla Speer Beardsley:
Tom Iacarella, Vice President and CFO                Matt Sullivan
605-336-2750                        612-455-1700
Thomas.Iacarella@ravenind.com                msullivan@padillaspeer.com

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Raven Industries Fiscal 2013 First-Quarter Results
May 18, 2012

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except earnings per share)

	Three Months Ended April 30,
	2012	2011	Fav (Unfav)Change
Net sales	$117,915	$101,541	16%
Costs of goods sold	76,780	68,605
Gross profit	41,135	32,936	25%

Research and development expenses	3,400	2,243
Selling, general and administrative expenses	9,303	7,160
Operating income	28,432	23,533	21%

Other income (expense), net	(52)	(13)
Income before income taxes	28,380	23,520	21%

Income taxes	9,357	7,804
Net income	19,023	15,716	21%

Net (loss) attributable to the noncontrolling interest	(20)	—

Net income attributable to Raven Industries, Inc.	$19,043	$15,716	21%

Net income per common share:
basic	$1.05	$0.87	21%
diluted	$1.04	$0.86	21%

Weighted average common shares outstanding:
basic	18,147	18,102
diluted	18,261	18,212

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Raven Industries Fiscal 2013 First-Quarter Results
May 18, 2012

RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(Dollars in thousands)

	Three Months Ended April 30,
	2012	2011	Fav (Unfav)Change
Net sales
Applied Technology	$50,480	$39,125	29%
Engineered Films	41,094	30,091	37%
Aerostar	10,801	15,139	(29)%
Electronic Systems	19,120	19,477	(2)%
Intersegment eliminations	(3,580)	(2,291)
Total company	$117,915	$101,541	16%

Operating income (loss)
Applied Technology	$20,910	$15,074	39%
Engineered Films	9,179	4,129	122%
Aerostar	(1,161)	4,062	(129)%
Electronic Systems	3,695	3,412	8%
Intersegment eliminations	(31)	12
Total segment income	32,592	26,689
Corporate expenses	(4,160)	(3,156)	(32)%
Total company	$28,432	$23,533	21%

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Raven Industries Fiscal 2013 First-Quarter Results
May 18, 2012

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	April 30	January 31	April 30
	2012	2012	2011
ASSETS
Cash, cash equivalents and short-term investments	$43,536	$25,842	$42,625
Accounts receivable, net	58,641	60,759	50,542
Inventories	54,664	54,756	45,538
Other current assets	8,068	6,202	5,991
Total current assets	164,909	147,559	144,696

Property, plant and equipment, net	64,888	61,894	42,409
Other assets, net	35,928	36,250	17,130
	$265,725	$245,703	$204,235

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$17,134	$16,162	$17,447
Accrued and other liabilities	33,165	24,484	19,815
Total current liabilities	50,299	40,646	37,262

Other liabilities	18,931	24,467	12,637
Shareholders' equity	196,495	180,590	154,336
	$265,725	$245,703	$204,235

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Raven Industries Fiscal 2013 First-Quarter Results
May 18, 2012

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(Dollars in thousands)

	Three Months Ended April 30
	2012	2011
Cash flows from operating activities:
Net income	$19,043	$15,716
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	2,892	1,985
Other operating activities, net	6,277	(6,693)
Net cash provided by operating activities	28,212	11,008

Cash flows from investing activities:
Capital expenditures	(4,900)	(3,585)
Payments related to business acquisitions	(1,867)	—
Other investing activities, net	(58)	228
Net cash used in investing activities	(6,825)	(3,357)

Cash flows from financing activities:
Dividends paid	(3,806)	(3,254)
Other financing activities, net	103	100
Net cash used in financing activities	(3,703)	(3,154)

Effect of exchange rate changes on cash	10	65

Net increase (decrease) in cash and cash equivalents	17,694	4,562
Cash and cash equivalents at beginning of period	25,842	37,563
Cash and cash equivalents at end of period	43,536	42,125
Short-term investments	—	500
Cash, cash equivalents and short-term investments	$43,536	$42,625

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